    Exhibit 99.1
Uber Announces Results for First Quarter 2022

Gross Bookings of $26.4 billion, up 35% year-over-year, and above the high-end of the guidance range
Net loss of $5.9 billion with a $5.6 billion headwind relating to Uber’s equity investments
Adjusted EBITDA of $168 million, with Mobility margins at an all time high and Freight reaching Adjusted EBITDA profitability

SAN FRANCISCO – May 4, 2022 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended March 31, 2022.
Financial Highlights for First Quarter 2022
•Gross Bookings grew 35% year-over-year (“YoY”) to $26.4 billion, or 39% on a constant currency basis, with Mobility Gross Bookings of $10.7 billion (+58% YoY) and Delivery Gross Bookings of $13.9 billion (+12% YoY). Trips during the quarter grew 18% YoY to 1.71 billion, or approximately 19 million trips per day on average.
•Revenue grew 136% YoY to $6.9 billion, or 141% on a constant currency basis, with Revenue growth significantly outpacing Gross Bookings growth primarily due to the acquisition of Transplace by Freight, a change in the business model for our UK Mobility business, and an easier comparison in Q1 2021 due to the accrual for historical claims in the UK.
•Net loss attributable to Uber Technologies, Inc. was $5.9 billion, which includes a $5.6 billion headwind (pre-tax) relating to Uber’s equity investments, primarily due to aggregate unrealized losses related to the revaluation of Uber’s Grab, Aurora, and Didi stakes. Additionally, net loss includes $359 million in stock-based compensation expense.
•Adjusted EBITDA of $168 million, up $527 million YoY. Adjusted EBITDA margin as a percentage of Gross Bookings was 0.6%, up from (1.8)% in Q1 2021. This translates to 7.6% on a YoY incremental margin basis, as a percentage of Gross Bookings.
•Net cash provided by (used in) operating activities was $15 million, up $626 million YoY. Free cash flow, defined as net cash flows from operating activities less capital expenditures, was an outflow of $47 million, improving $635 million YoY.
•Unrestricted cash and cash equivalents were $4.2 billion at the end of the first quarter.

“Our results demonstrate just how much progress we’ve made navigating out of the pandemic and how the power of our platform is differentiating our business performance,” said Dara Khosrowshahi, CEO. “In April, Mobility Gross Bookings exceeded 2019 levels across all regions and use cases. There’s never been a more exciting time to innovate at Uber and we’re focused on executing our strategy to grow our platform profitably.”
"We are pleased with our Q1 results, with outperformance of our quarterly guidance and strong incremental margins,” said Nelson Chai, CFO. “With free cash flow approaching breakeven in Q1, we now expect to generate meaningful positive free cash flows for full-year 2022.”

Outlook for Q2 2022
For Q2 2022, we anticipate:
•Gross Bookings of $28.5 billion to $29.5 billion
•Adjusted EBITDA of $240 million to $270 million

Financial and Operational Highlights for First Quarter 2022

	Three Months Ended March 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	98	115	17%
Trips	1,447	1,713	18%
Gross Bookings	$19,536	$26,449	35%	39%
Revenue	$2,903	$6,854	136%	141%
Net loss attributable to Uber Technologies, Inc. (2)	$(108)	$(5,930)	**
Adjusted EBITDA (1)	$(359)	$168	**
Net cash provided by (used in) operating activities	$(611)	$15	**
Free cash flow (1)	$(682)	$(47)	93%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $281 million and $359 million in Q1 2021 and Q1 2022, respectively. Net loss also includes a $5.6 billion headwind (pre-tax) relating to Uber’s equity investments in Q1 2022.
** Percentage not meaningful.
Results by Offering and Segment
Gross Bookings

	Three Months Ended March 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$6,773	$10,723	58%	62%
Delivery	12,461	13,903	12%	15%
Freight (1)	302	1,823	**	**
Total	$19,536	$26,449	35%	39%
(1) Q1 2022 Gross Bookings includes contributions from the acquisition of Transplace which closed on November 12, 2021.
** Percentage not meaningful.

Revenue

	Three Months Ended March 31,
(In millions, except percentages)	2021	2022	% Change	% Change (Constant Currency)

Revenue:
Mobility (1)	$853	$2,518	195%	201%
Delivery (2)	1,741	2,512	44%	49%
Freight (3)	301	1,824	**	**
All Other (4)	8	—	**	**
Total	$2,903	$6,854	136%	141%
(1) Mobility Revenue in Q1 2021 was reduced by a $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers. Mobility Revenue in Q1 2022 benefited by $200 million from business model changes in the UK.

(2) Delivery Revenue in Q1 2021 and Q1 2022 recognized a net benefit of $250 million and $554 million, respectively, primarily from business model changes in some countries that, in part, classify certain payments and incentives as cost of revenue.
(3) Freight Revenue in Q1 2022 includes contributions from the acquisition of Transplace which closed on November 12, 2021.
(4) Includes historical results of ATG and Other Technology Programs.
** Percentage not meaningful.

Take Rates

	Three Months Ended March 31,
	2021	2022

Mobility (1)	12.6%	23.5%
Delivery (2)	14.0%	18.1%
(1) Mobility Take Rate in Q1 2021 includes a 890 bps headwind from the accrual for historical claims in the UK relating to the classification of drivers. Mobility Take Rate in Q1 2022 includes a 190 bps benefit from business model changes in the UK.
(2) Delivery Take Rate in Q1 2021 and Q1 2022 benefited from business model changes in some countries that classify certain payments and incentives as cost of revenue by 200 bps and 400 bps, respectively.

Adjusted EBITDA and Segment Adjusted EBITDA

	Three Months Ended March 31,
(In millions, except percentages)	2021	2022	% Change

Segment Adjusted EBITDA:
Mobility	$298	$618	107%
Delivery	(200)	30	**
Freight	(29)	2	**
All Other	(11)	—	**
Corporate G&A and Platform R&D (1), (2)	(417)	(482)	(16)%
Adjusted EBITDA (3)	$(359)	$168	**
(1) Excludes stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
** Percentage not meaningful.

Revenue by Geographical Region

	Three Months Ended March 31,
(In millions, except percentages)	2021	2022	% Change

United States and Canada (“US&CAN”) (1)	$1,849	$4,562	147%
Latin America ("LatAm")	302	432	43%
Europe, Middle East and Africa ("EMEA") (2)	225	1,127	**
Asia Pacific ("APAC")	527	733	39%
Total	$2,903	$6,854	136%
(1) US&CAN Revenue in Q1 2022 includes contributions from the acquisition of Transplace which closed on November 12, 2021.
(2) EMEA Revenue in Q1 2021 was reduced by a $600 million accrual made for the resolution of historical claims in the UK relating to the classification of drivers. EMEA Revenue in Q1 2022 benefited by $200 million from Mobility business model changes in the UK.
** Percentage not meaningful.

Financial Highlights for the First Quarter 2022 (continued)
Mobility
•Gross Bookings of $10.7 billion: Mobility Gross Bookings grew 62% YoY on a constant currency basis. On a sequential basis, Mobility Gross Bookings declined 5% quarter-over-quarter (“QoQ”) driven by typical seasonal trends and impacts from the Omicron variant.
•Revenue of $2.5 billion: Mobility Revenue grew 11% QoQ and 195% YoY. Mobility Take Rate of 23.5% increased 340 bps QoQ and 10.9 percentage points YoY. Business model changes in the UK that classify certain payments and incentives as cost of revenue benefited Mobility Take Rate by 190 bps in the quarter. The sequential increase was driven by the UK business model change, and the YoY increase was primarily driven by a $600 million accrual incurred in Q1 2021 for the resolution of historical claims in the UK relating to the classification of drivers, and a $200 million benefit related to the UK business model change in Q1 2022.
•Adjusted EBITDA of $618 million: Mobility Adjusted EBITDA increased $43 million QoQ and $320 million YoY. Adjusted EBITDA margin was 5.8% of Gross Bookings, an all-time high, compared to 5.1% in Q4 2021 and 4.4% in Q1 2021. Adjusted EBITDA margin increased sequentially as a result of lower driver incentives offsetting dampened demand due to Omicron. On a YoY basis, margin improvement was primarily driven by better cost leverage from higher volume, more than offsetting higher driver incentives.
Delivery
•Gross Bookings of $13.9 billion: Delivery Gross Bookings grew 15% YoY on a constant currency basis. On a sequential basis, Delivery Gross Bookings improved 3% QoQ, with growth in U.S. & Canada and EMEA offsetting declines in LatAm.
•Revenue of $2.5 billion: Delivery Revenue grew 4% QoQ and 44% YoY. Take Rate of 18.1% grew 10 bps QoQ and grew 410 bps YoY. Business model changes in some countries that classify certain payments and incentives as cost of revenue benefited Delivery Take Rate by 400 bps in the quarter (compared to 410 bps benefit in Q4 2021 and 200 bps benefit in Q1 2021).
•Adjusted EBITDA of $30 million: Delivery Adjusted EBITDA grew $5 million QoQ and $230 million YoY, driven by higher volumes, increased Advertising revenue, and improved network efficiencies. Delivery Adjusted EBITDA margin as a percentage of Gross bookings reached 0.2%, compared to 0.2% in Q4 2021 and (1.6)% in Q1 2021.
Freight
•Revenue of $1.8 billion: Q1 2022 was the first full quarter of combined Uber Freight and Transplace performance. Freight Revenue grew 69% QoQ and 506% YoY.
•Adjusted EBITDA of $2 million: Freight Adjusted EBITDA grew $27 million QoQ and $31 million YoY, reaching profitability for the first time. Freight Adjusted EBITDA margin as a percentage of Gross Bookings improved 9.7 percentage points YoY to 0.1% driven by increased marketplace efficiency and density of our digital platform, continued automation of the load life cycle, and positive contributions from Transplace. We believe Freight is well on-track to achieve the net run-rate synergies of $40M+ expected to be realized 12-24 months from the closing of Transplace.

Corporate
•Corporate G&A and Platform R&D: Corporate G&A and Platform R&D expenses of $482 million, compared to $489 million in Q4 2021, and $417 million in Q1 2021. On a YoY basis, Corporate G&A and Platform R&D decreased as a percentage of Gross Bookings due to cost control and improved fixed cost leverage.
GAAP and Non-GAAP Costs and Operating Expenses
•Cost of revenue excluding D&A: GAAP cost of revenue was $4.0 billion. Non-GAAP cost of revenue was also $4.0 billion, representing 15.2% of Gross Bookings, compared to 12.0% and 8.7% in Q4 2021 and Q1 2021, respectively. On a YoY basis, non-GAAP cost of revenue as a percentage of Gross Bookings increased due to the classification of certain Delivery and Mobility payments as cost of revenue attributable to business model changes in some countries. The increase is also partially driven by the acquisition of Transplace.
•GAAP and Non-GAAP operating expenses (Non-GAAP operating expenses exclude certain amounts as further detailed in the “Reconciliations of Non-GAAP Measures” section):
◦Operations and support: GAAP operations and support was $574 million. Non-GAAP operations and support was $538 million, representing 2.0% of Gross Bookings, compared to 2.0% and 2.0% in Q4 2021 and Q1 2021, respectively. On a YoY basis, non-GAAP operations and support as a percentage of Gross Bookings remained unchanged.
◦Sales and marketing: GAAP sales and marketing was $1.3 billion. Non-GAAP sales and marketing was $1.2 billion, representing 4.7% of Gross Bookings, compared to 4.8% and 5.5% in Q4 2021 and Q1 2021, respectively. On a YoY basis, non-GAAP sales and marketing as a percentage of Gross Bookings decreased due to improved cost leverage with Gross Bookings growth outpacing sales and marketing expense growth. Additionally, Gross Bookings mix shifted towards Mobility, which carry lower associated sales and marketing costs.
◦Research and development: GAAP research and development was $587 million. Non-GAAP research and development was $391 million, representing 1.5% of Gross Bookings, compared to 1.4% and 1.7% in Q4 2021 and Q1 2021, respectively. On a YoY basis, non-GAAP research and development as a percentage of Gross Bookings decreased due to better operating leverage from increased scale.
◦General and administrative: GAAP general and administrative was $632 million. Non-GAAP general and administrative was $492 million, representing 1.9% of Gross Bookings, compared to 1.8% and 2.0% in Q4 2021 and Q1 2021, respectively. On a YoY basis, non-GAAP general and administrative as a percentage of Gross Bookings decreased due to improved fixed cost leverage.
Operating Highlights for the First Quarter 2022
Platform
•Trips of 1.7 billion: Trips on our platform grew 18% YoY, driven by Mobility and Delivery growth. Trips declined 3% QoQ due to Omicron impacts to Mobility demand early in the quarter.
•Monthly Active Platform Consumers (“MAPCs”) reached 115 million: MAPCs increased 17% YoY to 115 million, reaching 121 million in March with rapidly increasing consumer activity, compared to 118 million in Q4 2021. MAPCs declined 3% QoQ related to a slower start to the quarter due to Omicron impacts.
•Membership: Launched our single cross-platform membership program, Uber One, internationally in Germany and Mexico. In addition, Uber for Business rolled out Uber One on its platform; companies in the U.S. can offer an Uber One membership to their employees as an added benefit and employee perk.
•Supporting earners: Drivers and couriers earned an aggregate $9 billion during the quarter, with earnings up 39% YoY, outpacing Gross Bookings growth of 35% YoY.
•Washington State Regulation: Governor Jay Inslee signed into law a minimum pay standard for ride-hail drivers, implementing earnings standards for ride-hail companies in the State of Washington. Under the new law, drivers will also have access to paid sick time, family medical leave, and be eligible for workers' compensation while preserving the flexibility of platform work.
•Uber for Business (“U4B”): U4B Gross Bookings of $1.2 billion in Q1, up 91% YoY. Managed U4B, which is the actively managed portion of the business through Uber’s account managers and sales team, represented 27% of U4B Gross Bookings. U4B recorded strong YoY growth in both Mobility and Delivery Gross Bookings as corporate Mobility and Delivery use cases continue to grow.
•Ads: Piloted Sponsored Video ads in the Uber Eats app home feed to serve brand and premium performance ad objectives. Active advertising merchants grew to over 200K, nearly doubling YoY.

Mobility
•Airport recovery: Airport Gross Bookings represented 13% of Mobility Gross Bookings in Q1 2022 (vs. 15% pre-pandemic), growing 166% YoY but declining 4% QoQ, outpacing the overall Mobility segment’s recovery as consumer travel trends improved.
•London license: Transport for London (“TfL”) granted Uber a London private hire vehicle operator’s license for a period of 30 months. This follows the trade recognition deal with GMB union, allowing the trade union to represent up to 70,000 Uber drivers across the UK.
•Driver Upfront Fares: Expanded an upfront fares pilot to additional U.S. cities, allowing drivers to see fare and destinations before accepting a trip. In all, these features give drivers more information and more choice over trips.
•Uber Explore: Introduced Uber Explore, a new product in the Uber app that will allow customers to browse and book experiences.
•Rider ratings: Rolled out the new Privacy Center and new transparency features globally, making it easier for users to understand how Uber uses their data and manage their privacy settings.
•Taxis: Reached an agreement to list all New York City and San Francisco taxis on the Uber app through partnerships with CMT, Curb, Yellow Cab SF, and Flywheel Technologies. These partnerships will accelerate Uber’s vision to bring every taxi on Uber by 2025.
Delivery
•Growth metrics: Delivery continued to demonstrate strong consumer, merchant and courier metrics even as COVID-19 restrictions eased around the world. Delivery MAPCs, basket size and order frequency grew 4% YoY, 3% YoY and 4% YoY respectively, and were stable QoQ. Active merchants grew 17% YoY to exceed 835K in Q1. Globally, active couriers grew 34% YoY, and grew 89% YoY in the U.S.
•Group Ordering: Re-launched our Group Ordering product globally to make ordering for team lunches, office parties, and other get togethers easier than ever.
•BP convenience partnership: Announced a new global strategic convenience delivery partnership aiming to make more than 3,000 retail locations available on Uber Eats by 2025.
•Germany expansion: Announced that Uber Eats will be available in around 70 cities in Germany by year-end.
•Japan partnerships with Rakuten and Amazon Prime: Announced a partnership with Rakuten, the largest e-commerce player in Japan, that enables Rakuten’s customer base to order food and groceries on the Uber Eats app. In addition, we announced an offer of four months of free Eats Pass exclusively for Amazon Prime members in Japan.

Freight
•Uber Freight and Transplace integration: Integration efforts are underway; leveraging our digital carrier network across the platform has resulted in over 5% cost savings per Transplace load now being executed on Uber Freight's leading marketplace technology.
•Strong commercial momentum across offerings: New sales of our Transportation Management logistics solutions saw continued strong momentum, and on a full-year basis are already surpassing prior year levels.

Webcast and conference call information
A live audio webcast of our first quarter 2022 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on May 4, 2022 at 5:00 AM (PT) / 8:00 AM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance and other matters, including SEC filings, investor events, press and earnings releases, on our investor relations website (https://investor.uber.com/), and our blogs (https://uber.com/blog) and Twitter accounts (@uber and @dkhos), as a means of disclosing material information and complying with our disclosure obligations under Regulation FD.
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 32 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: the outcome of a tax case before the UK tax authority related to classification as a transportation provider, developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and couriers. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent quarterly reports and other filings filed with the Securities and Exchange Commission from time to time. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted EBITDA; Free Cash Flow; Non-GAAP Costs and Operating Expenses as well as, revenue growth rates in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release. In regards to forward looking non-GAAP guidance, we are not able to reconcile the forward-looking non-GAAP Adjusted EBITDA measure to the closest corresponding GAAP measure without unreasonable efforts because we are unable to predict the ultimate outcome of certain significant items. These items include, but are not limited to, significant legal settlements, unrealized gains and losses on equity investments, tax and regulatory reserve changes, restructuring costs and acquisition and financing related impacts.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2021	As of March 31, 2022
Assets
Cash and cash equivalents	$4,295	$4,184
Restricted cash and cash equivalents	631	543
Accounts receivable, net	2,439	2,476
Prepaid expenses and other current assets	1,454	1,462
Total current assets	8,819	8,665
Restricted cash and cash equivalents	2,879	2,865
Investments	11,806	6,247
Equity method investments	800	624
Property and equipment, net	1,853	1,853
Operating lease right-of-use assets	1,388	1,439
Intangible assets, net	2,412	2,269
Goodwill	8,420	8,435
Other assets	397	415
Total assets	$38,774	$32,812
Liabilities, redeemable non-controlling interests and equity
Accounts payable	$860	$862
Short-term insurance reserves	1,442	1,415
Operating lease liabilities, current	185	209
Accrued and other current liabilities	6,537	6,166
Total current liabilities	9,024	8,652
Long-term insurance reserves	2,546	2,709
Long-term debt, net of current portion	9,276	9,273
Operating lease liabilities, non-current	1,644	1,681
Other long-term liabilities	935	679
Total liabilities	23,425	22,994
Redeemable non-controlling interests	204	205
Equity
Common stock	—	—
Additional paid-in capital	38,608	38,977
Accumulated other comprehensive loss	(524)	(505)
Accumulated deficit	(23,626)	(29,556)
Total Uber Technologies, Inc. stockholders' equity	14,458	8,916
Non-redeemable non-controlling interests	687	697
Total equity	15,145	9,613
Total liabilities, redeemable non-controlling interests and equity	$38,774	$32,812

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2022
Revenue	$2,903	$6,854
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,710	4,026
Operations and support	423	574
Sales and marketing	1,103	1,263
Research and development	515	587
General and administrative	464	632
Depreciation and amortization	212	254
Total costs and expenses	4,427	7,336
Loss from operations	(1,524)	(482)
Interest expense	(115)	(129)
Other income (expense), net	1,710	(5,557)
Income (loss) before income taxes and income (loss) from equity method investments	71	(6,168)
Provision for (benefit from) income taxes	185	(232)
Income (loss) from equity method investments	(8)	18
Net loss including non-controlling interests	(122)	(5,918)
Less: net income (loss) attributable to non-controlling interests, net of tax	(14)	12
Net loss attributable to Uber Technologies, Inc.	$(108)	$(5,930)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.06)	$(3.03)
Diluted	$(0.06)	$(3.04)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,858,525	1,953,989
Diluted	1,858,525	1,957,731

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2022
Cash flows from operating activities
Net loss including non-controlling interests	$(122)	$(5,918)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	212	254
Bad debt expense	23	18
Stock-based compensation	281	359
Gain on business divestiture	(1,684)	—
Deferred income taxes	120	(281)
Loss (income) from equity method investments, net	8	(18)
Unrealized (gain) loss on debt and equity securities, net	(63)	5,570
Impairments of goodwill, long-lived assets and other assets	16	13
Impairment of equity method investment	—	182
Revaluation of MLU B.V. call option	—	(181)
Unrealized foreign currency transactions	13	(15)
Other	65	5
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(35)	(26)
Prepaid expenses and other assets	(67)	(20)
Collateral held by insurer	108	—
Operating lease right-of-use assets	38	42
Accounts payable	(3)	8
Accrued insurance reserves	(27)	134
Accrued expenses and other liabilities	556	(72)
Operating lease liabilities	(50)	(39)
Net cash provided by (used in) operating activities	(611)	15
Cash flows from investing activities
Purchases of property and equipment	(71)	(62)
Purchases of marketable securities	(336)	—
Purchases of non-marketable equity securities	(803)	(13)
Purchase of notes receivable	(216)	—
Proceeds from maturities and sales of marketable securities	696	—
Proceeds from sale of non-marketable equity securities	500	—
Acquisition of businesses, net of cash acquired	(28)	(59)
Other investing activities	8	(1)
Net cash used in investing activities	(250)	(135)
Cash flows from financing activities
Principal repayment on Careem Notes	(194)	—
Principal payments on finance leases	(47)	(62)
Other financing activities	15	(51)
Net cash used in financing activities	(226)	(113)

Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(46)	20
Net decrease in cash and cash equivalents, and restricted cash and cash equivalents	(1,133)	(213)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	7,391	7,805
Reclassification from assets held for sale during the period	349	—
End of period	$6,607	$7,592
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended March 31,
	2021	2022

	(Unaudited)
Interest income	$5	$11
Foreign currency exchange gains (losses), net	(25)	10
Gain on business divestiture (1)	1,684	—
Unrealized gain (loss) on debt and equity securities, net (2)	63	(5,570)
Impairment of equity method investment (3)	—	(182)
Revaluation of MLU B.V. call option (4)	—	181
Other, net	(17)	(7)
Other income (expense), net	$1,710	$(5,557)
(1)During the three months ended March 31, 2021, gain on business divestiture primarily represents a $1.6 billion gain on the sale of our ATG Business to Aurora in January 2021.
(2)During the three months ended March 31, 2022, unrealized loss on debt and equity securities, net primarily represents changes in the fair value of our marketable equity securities, including: a $1.9 billion unrealized loss on our Grab investment; a $1.7 billion unrealized loss on our Aurora investments; a $1.4 billion unrealized loss on our Didi investment; and a $462 million unrealized loss on our Zomato investment.
(3)During the three months ended March 31, 2022, impairment of equity method investment represents a $182 million impairment loss recorded on our MLU B.V. equity method investment.
(4)During the three months ended March 31, 2022, revaluation of MLU B.V. call option represents a $181 million gain for the change in fair value of the call option to Yandex.

Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended March 31,
	2021	2022

	(Unaudited)
Operations and support	$28	$33
Sales and marketing	22	22
Research and development	133	196
General and administrative	98	108
Total	$281	$359
Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. Adjusted EBITDA is a Non-GAAP measure. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA margin. We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of Gross Bookings.
All Other. Includes ATG and Other Technology Programs and historical results of New Mobility, formerly Other Bets. ATG and Other Technology Programs, which primarily consisted of our ATG business that was divested in the first quarter of 2021, and subsequent to the divestiture, is no longer a reportable segment and included within All Other.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue.
Free cash flow. Free cash flow is a Non-GAAP measure. We define free cash flow as net cash flows from operating activities less capital expenditures.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of: Mobility rides; Delivery orders (in each case without any adjustment for consumer discounts and refunds); Driver and Merchant earnings; Driver incentives and Freight revenue. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Gross Bookings.
Take Rate. We define Take Rate as revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility rides and Delivery orders in a given period. For example, an UberX Share ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), income (loss) from operations, and other results under GAAP, we use: Adjusted EBITDA; Free Cash Flow; Non-GAAP Costs and Operating Expenses; as well as, revenue growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition, financing and divestitures related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes: interest income; foreign currency exchange gains (losses), net; gain (loss) on business divestitures, net; unrealized gain (loss) on debt and equity securities, net; and impairment of debt and equity securities; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Non-GAAP Costs and Operating Expenses
Costs and operating expenses are defined as: cost of revenue, exclusive of depreciation and amortization; operations and support; sales and marketing; research and development; and general and administrative expenses. We define Non-GAAP costs and operating expenses as costs and operating expenses excluding: (i) stock-based compensation expense, (ii) certain legal, tax, and regulatory reserve changes and settlements, (iii) goodwill and asset impairments/loss on sale of assets, (iv) certain acquisition, financing and divestiture related expenses, (v) restructuring and related charges and (vi) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures.
Reconciliations of Non-GAAP Measures
Adjusted EBITDA
The following table presents reconciliations of Adjusted EBITDA to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended March 31,
(In millions)	2021	2022

Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(108)	$(5,930)
Add (deduct):
Net income (loss) attributable to non-controlling interests, net of tax	(14)	12
Provision for (benefit from) income taxes	185	(232)
Loss (income) from equity method investments	8	(18)
Interest expense	115	129
Other (income) expense, net	(1,710)	5,557
Depreciation and amortization	212	254
Stock-based compensation expense	281	359
Legal, tax, and regulatory reserve changes and settlements	551	—
Goodwill and asset impairments/loss on sale of assets	57	13
Acquisition, financing and divestitures related expenses	36	14
Accelerated lease costs related to cease-use of ROU assets	2	—
COVID-19 response initiatives	26	1
Loss on lease arrangements, net	—	7
Restructuring and related charges	—	2
Adjusted EBITDA	$(359)	$168
Free Cash Flow
We define free cash flow as net cash flows from operating activities less capital expenditures. The following table presents reconciliation of free cash flow to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended March 31,
(In millions)	2021	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(611)	$15
Purchases of property and equipment	(71)	(62)
Free cash flow	$(682)	$(47)

Non-GAAP Costs and Operating Expenses
The following tables present reconciliations of Non-GAAP costs and operating expenses to the most directly comparable GAAP financial measure for each of the periods indicated.

	Three Months Ended
(In millions)	March 31, 2021	December 31, 2021	March 31, 2022
Non-GAAP Cost of revenue exclusive of depreciation and amortization reconciliation:
GAAP Cost of revenue exclusive of depreciation and amortization	$1,710	$3,104	$4,026
COVID-19 response initiatives	(11)	(1)	(1)
Acquisition, financing and divestitures related expenses	—	4	—
Non-GAAP Cost of revenue exclusive of depreciation and amortization	$1,699	$3,107	$4,025

	Three Months Ended
(In millions)	March 31, 2021	December 31, 2021	March 31, 2022
Non-GAAP Operating Expenses
Non-GAAP Operations and support reconciliation:
GAAP Operations and support	$423	$547	$574
Restructuring and related charges	—	—	(2)
Goodwill and asset impairments/loss on sale of assets	—	(4)	—
Acquisition, financing and divestitures related expenses	(3)	(3)	(1)
Stock-based compensation expense	(28)	(31)	(33)
Non-GAAP Operations and support	$392	$509	$538

Non-GAAP Sales and marketing reconciliation:
GAAP Sales and marketing	$1,103	$1,262	$1,263
Acquisition, financing and divestitures related expenses	(3)	—	—
COVID-19 response initiatives	(5)	—	—
Stock-based compensation expense	(22)	(24)	(22)
Non-GAAP Sales and marketing	$1,073	$1,238	$1,241

Non-GAAP Research and development reconciliation:
GAAP Research and development	$515	$558	$587
Acquisition, financing and divestitures related expenses	(13)	(1)	—
Goodwill and asset impairments/loss on sale of assets	(42)	(10)	—
Stock-based compensation expense	(133)	(180)	(196)
Non-GAAP Research and development	$327	$367	$391

Non-GAAP General and administrative reconciliation:
GAAP General and administrative	$464	$611	$632
Legal, tax, and regulatory reserve changes and settlements	49	67	—
Goodwill and asset impairments/loss on sale of assets	(15)	(86)	(13)
Acquisition, financing and divestitures related expenses	(17)	(17)	(12)
Accelerated lease costs related to cease-use of ROU assets	(2)	(3)	—
Loss on lease arrangements, net	—	—	(7)
Stock-based compensation expense	(98)	(99)	(108)
Non-GAAP General and administrative	$381	$473	$492